EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES OF ANACOMP, INC.

Name	State or Country of Incorporation	Percentage of Voting Securities Owned *

Anacomp, GmbH	Germany	100%
Anacomp Limited	United Kingdom	100%
Anacomp, S.A.	France	100%

* Directly or indirectly